Exhibit 10.1
MANAGEMENT AND ADVISORY SERVICES AGREEMENT
     This Management and Advisory Services Agreement (this “Agreement”) is entered into as of March 1, 2010, by and between Harbinger Capital Partners LLC, a Delaware limited liability company (“HCP”), and Harbinger Group Inc., a Delaware corporation (the “Company”).
     HCP and the Company are referred to jointly as the “Parties”. The term “Subsidiary” refers to any entity a majority of the voting securities of which are owned directly or indirectly by, or which is otherwise controlled by, the applicable Party. Each of HCP and its direct or indirect Subsidiaries or affiliates which provides Services (as defined below) is referred to as a “Service Provider”. Each of the Company and its direct or indirect Subsidiaries or affiliates which receive the Services is referred to as a “Client”.
RECITALS
     A. The Service Providers have employees and consultants skilled in providing the Services set forth on Schedule A (as such Schedule A may be amended from time to time pursuant to Section 1.5, the “Services”).
     B. The Service Providers are and have been rendering the Services to the Clients and the Company acknowledges and agrees that the Services are substantial and valuable to the Company and its stockholders.
     C. The Company wishes to avoid the need to duplicate the infrastructure and skill set available to it through the Service Providers and wishes to continue to receive the Services, and HCP is willing to continue to provide, or cause to be provided, the Services to the Clients on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Agreement, HCP and the Company hereby agree as follows:
     1. Engagement of Service Provider.
          1.1 The Company, on behalf of itself and the other Clients, hereby engages the Service Providers for the Term (as defined below) and upon the terms and conditions set forth herein to provide the Services to the Clients, as HCP and the Company shall mutually agree from time to time. In consideration of the compensation to HCP herein specified, HCP accepts such engagement and agrees to perform, or cause the other Service Providers to provide, the Services.
          1.2 In furtherance of performing the Services, the Service Providers shall be authorized (but not obligated) to conduct each of the activities set forth on Schedule A.
          1.3 HCP shall devote, or cause the other Service Providers to devote, reasonable time and efforts to the performance of the Services. However, no precise number of hours is to be devoted by any Service Provider on a weekly or monthly basis.
          1.4 The Parties agree that HCP may conduct, or cause to be conducted, the Services through HCP’s Subsidiaries and affiliates (other than the Company and its Subsidiaries), officers, directors, partners, employees, consultants or agents. The Parties agree that the Services may be performed for the benefit of the Company and any of the other Clients.
          1.5 Either HCP or the Company may elect, by not less than 30 days’ prior notice to the other, to remove any activity from Schedule A. At the Company’s request and with the consent of the audit committee of the board of directors of the Company (the “Audit Committee”), HCP may, in its discretion, add any activity to Schedule A.
          1.6 No Service Provider shall have any liability hereunder for any losses incurred by the Clients except to the extent arising from such Service Provider’s gross negligence or willful misconduct (and in any case subject to the limitations set forth in Section 6.2). Except as expressly set forth herein, the Parties acknowledge and agree that the

Services are provided as-is, that the Clients assume all risks and liabilities arising from or relating to its use of and reliance upon the Services and no Service Provider makes any representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SERVICE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.
     2. Term. This Agreement shall be for a term commencing on the date hereof and expiring on the third anniversary (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically extend for successive periods of one year each unless HCP or the Company gives notice to the other at least 90 days prior to the end of the Initial Term (or any annual extension thereof) indicating that it does not intend to extend the term of this Agreement. The Initial Term, together with all such annual extensions of the Initial Term, is referred to herein as the “Term.”
     3. Services Not Exclusive. Each Client acknowledges that the Services rendered for them will not be exclusive, and that any Service Provider may render similar Services to other persons.
     4. Information, Confidentiality, Disclosure.
          4.1 Information. The Clients shall furnish the Service Providers with such information as such Service Provider reasonably believes appropriate to its engagement hereunder (all such information so furnished being referred to herein as the “Information”). The Clients recognize and confirm that (a) the Service Providers will use and rely primarily on Information provided by the Clients and on information available from generally recognized public sources in performing the Services to be performed hereunder and (b) the Clients do not assume responsibility for the accuracy or completeness of any such Information.
          4.2 Confidentiality. HCP shall hold, and cause the Service Providers to hold, in confidence all proprietary and confidential information of the Clients which may come into such Service Provider’s possession as a result of its performance of Services hereunder, exercising a degree of care in maintaining such confidence as is used by such Service Provider to protect its own proprietary or confidential information of similar importance that it does not wish to disclose, it being understood that such Service Provider may share such information with its legal advisors and others who are subject to a duty of confidentiality.
          4.3 No Disclosure of Advice. Except as required by applicable law or legal process, no advice rendered by any Service Provider pursuant to this Agreement, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without such Service Provider’s prior written consent. In addition, except as required by applicable law or legal process, such Service Provider’s role under this Agreement may not be otherwise disclosed or referred to without its prior written consent.
          4.4 Legal Services; Common Interest. Notwithstanding any other provisions hereof, legal services shall be provided by the Service Providers only as and when requested specifically by the Clients and when the Service Providers and the Clients are each satisfied that there is no conflict of interest between them with respect to the subject matter of the services to be provided or independently decide to waive any such conflict. None of the Service Providers and their respective employees or agents shall be responsible for supervising the Client’s legal, regulatory or compliance functions. The Clients and Service Providers agree that they share a common interest in the subject matter of the Client’s communications, information and materials, including, but not limited to, attorney-client communications, attorney work-product and other privileged or protected information. Subject to the confidentiality restrictions set forth in Section 4.2 of this Agreement, the Clients and Service Providers are hereby entering into a voluntary sharing of confidential communication, information and materials, including, but not limited to, attorney-client communications, attorney work-product and other privileged or protected information of the Clients. The Service Providers lawyers providing legal services to the Clients shall have an attorney-client relationship with the Clients and it is intended by the parties that communication among the Clients and those Service Providers lawyers and the work product of those Service Providers lawyers shall enjoy the benefits of the attorney-client privilege, the attorney-work product immunity, joint defense and/or any other applicable privilege, immunity or protection. The protection of the attorney-client privilege, the attorney work-product immunity, joint defense and/or any other applicable privilege, immunity or protection are not waived for any communication, information or materials of any Clients that may be exchanged among the Clients and the Service Providers and their respective counsel, whether or not such counsel is an employee of any Service Provider. This Agreement does not affect the independent and separate relationship of the Service Providers and their respective attorneys, nor shall it require disclosure by the Service Providers’ counsel of their information to the Clients. Notwithstanding any other provision hereof, the limitations on liability included in this Agreement shall not apply to legal Services to the extent that such limitation on liability would contravene any applicable ethical code, code of responsibility or other legal, administrative or regulatory requirement.
     5. Reimbursement.
          5.1 Reimbursement. In consideration of the Services, unless otherwise agreed by HCP and the Company (and such other agreement is approved by the Audit Committee pursuant to the Company’s Statement of Policy with respect to Related Party Transactions), HCP shall be reimbursed for (a) all out-of pocket expenses incurred by each Service Provider and the Service Provider’s fully-loaded cost (based on budgeted compensation and overhead) of services provided by its legal and accounting personnel (but excluding such services as are incidental and ordinary course activities) and (b) upon the Company’s completion of any transaction, any out-of-pocket expenses incurred by a Service Provider and the Service Providers’ fully-loaded cost (based on budgeted compensation and overhead) of services provided by its legal and accounting personnel (but not its investment personnel) relating to such transaction and not previously invoiced to the Company (“Transaction Fees” and, together with the amounts referred to in clause (a), the “Fees”). HCP shall deliver to the Company an invoice promptly following the end of each calendar month setting forth its calculation of the Fees and including in reasonable detail the components of such Fees, provided, that an invoice for Transaction Fees shall be delivered to the Company no later than 30 days of the completion of the transaction. A copy of each invoice shall be delivered to the Audit Committee after review by the Company’s management. If the Audit Committee requests that Company management question or dispute any item in an invoice, HCP and the Company shall work together in good faith to settle any such disputed items. The undisputed portion of the Fees shall be paid by the Company on its next regular accounts payable date following approval of such invoice by the Audit Committee and any disputed amounts shall be paid by the Company promptly after the settlement of any such dispute. The Company and its affiliates shall allocate the liability for the Fees among themselves according to the Services received.
          5.2 Additional Services. If HCP or any Service Provider is requested by the Company to perform Services relating to activities outside the ordinary course of the Clients’ business and not otherwise contemplated by this Agreement, compensation for such Services shall be mutually agreed to by the Company and HCP and require the approval of the Audit Committee pursuant to the Company’s Statement of Policy with respect to Related Party Transactions.
     6. Indemnification; Limitation on Liability.
          6.1 Indemnification by the Company. Subject to Section 6.2, in addition to their agreements and obligations under this Agreement, the Company agrees to indemnify and hold harmless HCP and its affiliates (other than the Company and its Subsidiaries), including their respective officers, directors, stockholders, partners, members, employees and agents (collectively, the “HCP Indemnitees”) from and against any and all claims, liabilities, losses and damages or actions, suits or proceedings in respect thereof (collectively, the “Obligations”), as and when incurred by the HCP Indemnitees, in any way related to or arising out of the performance by HCP of the Services under this Agreement, and to reimburse the HCP Indemnitees for reasonable out-of-pocket legal and other expenses (“Expenses”) as and when incurred by any of them in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with HCP’s performance under this Agreement (whether or not such Indemnitee is a named party in such proceeding); provided, however, that the Company shall not be responsible under this Section 6.1 for any Obligations or Expenses incurred by a HCP Indemnitee to the extent that it is finally judicially determined (in an action in which such HCP Indemnitee is a party) to result primarily from actions taken by such HCP Indemnitee due to such HCP Indemnitee’s gross negligence or willful misconduct. Without limiting the foregoing, in no event shall any HCP Indemnitee have any liability, including, without limitation, liability for any Obligations or Expenses in contract, tort or otherwise to the Company in connection with this Agreement, their engagement hereunder or the matters contemplated hereby except to the extent that any such liability is finally judicially determined (in an action in which such HCP Indemnitee is a party) to have resulted primarily from such party’s gross negligence or willful misconduct; nor shall any HCP Indemnitee have liability for lost profits or other consequential, incidental, indirect, special or punitive damages or for any amount in excess of the fees collected by it hereunder. The Company shall be entitled to such contribution from any of its Subsidiaries that received the benefit of Services.
          6.2 Limited Liability of a Service Provider. Notwithstanding Section 6.1 or anything else to the contrary contained in this Agreement, no Service Provider shall have any liability in contract, tort or otherwise for or in connection with any Services rendered or to be rendered by any Service Provider pursuant to this Agreement, the transactions contemplated by this Agreement or any Service Provider’s actions or inactions in connection with any such Services or transactions, to any Client, except to the extent that a Client suffers a loss that results from such Service Provider’s gross negligence or willful misconduct in connection with any such Services or transactions, actions or inactions related thereto.
     7. Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to confer or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature; provided, however, that all Indemnitees not signatory to this Agreement are intended beneficiaries of Section 6 of this Agreement.
     8. Notice. Any notice or other communication required or permitted to be given or made under this Agreement by one Party to the other shall be deemed to have been duly given or made when delivered, if personally delivered, when transmitted, if sent by confirmed facsimile transmission, or when actually received, if sent by mail, to the Party at the following addresses (or at such other address as shall be given in writing by one Party to the other):
(i) If to HCP, addressed to it at:
Harbinger Capital Partners LLC
450 Park Avenue
30th Floor
New York, NY 10022
Attention: Robin Roger, Esq.
Facsimile No.: (212) 898-1309
(ii) If to the Company, addressed to the Company at:
Harbinger Group Inc.
100 Meridian Centre, Suite 35
Rochester, NY
Attention: Chief Financial Officer
Facsimile No.: (585) 242-8677
(iii) If to either HCP or the Company, a copy shall be sent to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Lynn Toby Fisher and Derek Stoldt
Facsimile No.: (212) 836-6685
     9. Modifications. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the Parties.

     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign its rights hereunder to its affiliates without the other Parties prior written consent.
     11. Independent Contractors. In providing the Services hereunder, the applicable Service Provider shall act solely as an independent contractor and nothing in this Agreement shall constitute or be construed to be or create a partnership, joint venture, or principal/agent relationship between any Service Provider, on the one hand, and any Client, on the other. All persons employed by a Service Provider in the performance of its obligations under this Agreement shall be the sole responsibility of the Service Provider.
     12. Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.
     13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which shall together constitute one and the same instrument.
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     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

HARBINGER CAPITAL PARTNERS LLC

By:	Harbinger Holdings LLC, its Managing Member
By:	/s/ Peter A. Jenson
Name:	Peter A. Jenson
Title:	Vice President

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron
Name:	Francis T. McCarron
Title:	Executive Vice President and Chief Financial Officer

Schedule A
Authorized Services
The following are authorized Services as of the last date that this Schedule A has been revised or updated:
     (i) serving as the Clients’ consultant with respect to the periodic review of the investment criteria and parameters for the Clients’ investments (“Investments”), borrowings and operations, and other policies for approval by the board of directors of the Company (“Board of Directors”);
     (ii) assisting the Clients in developing criteria for Investments and making available to the Clients its knowledge and experience with respect to Investments;
     (iii) investigation, analysis and selection of possible Investments;
     (iv) with respect to prospective Investments, conducting negotiations and due diligence with sellers and their respective agents, representatives and investment bankers and making recommendations to the Clients in connection with prospective Investments;
     (v) recommending, identifying, and supervising, on behalf of the Clients and at the Clients’ expense, firms which provide investment banking and other financial services and such other services as may be required relating to the identification of, and making of and negotiating Investments or Investment opportunities;
     (vi) negotiating on behalf of the Clients for the sale or other disposition of any assets;
     (vii) negotiating on behalf of the Clients any potential investment (whether debt or equity) in the Company;
     (viii) coordinating operations of any portfolio company, joint venture or co-investment interests held by the Clients;
     (ix) providing executive and administrative personnel, office space and office services required in rendering services to the Clients;
     (x) communicating on behalf of the Clients with the holders of any equity or debt securities of the Clients as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
     (xi) counseling the Clients in connection with policy decisions to be made by the Board of Directors;
     (xii) engaging with the Company’s counsel regarding the maintenance of its exemption from the Investment Company Act;
     (xiii) monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors; and
     (xiv) advising the Clients with respect to claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Clients may be involved or to which the Company may be subject arising out of the Clients’ current and former operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors.